Exhibit 99.1

To our shareholders:

Many of the important decisions we make at Amazon.com can be made with data. There is a right answer or a wrong answer, a better answer or a worse answer, and math tells us which is which. These are our favorite kinds of decisions.

Opening a new fulfillment center is an example. We use history from our existing fulfillment network to estimate seasonal peaks and to model alternatives for new capacity. We look at anticipated product mix, including product dimensions and weight, to decide how much space we need and whether we need a facility for smaller “sortable” items or for larger items that usually ship alone. To shorten delivery times and reduce outbound transportation costs, we analyze prospective locations based on proximity to customers, transportation hubs, and existing facilities. Quantitative analysis improves the customer’s experience and our cost structure.

Similarly, most of our inventory purchase decisions can be numerically modeled and analyzed. We want products in stock and immediately available to customers, and we want minimal total inventory in order to keep associated holding costs, and thus prices, low. To achieve both, there is a right amount of inventory. We use historical purchase data to forecast customer demand for a product and expected variability in that demand. We use data on the historical performance of vendors to estimate replenishment times. We can determine where to stock the product within our fulfillment network based on inbound and outbound transportation costs, storage costs, and anticipated customer locations. With this approach, we keep over one million unique items under our own roof, immediately available for customers, while still turning inventory more than fourteen times per year.

The above decisions require us to make some assumptions and judgments, but in such decisions, judgment and opinion come into play only as junior partners. The heavy lifting is done by the math.

As you would expect, however, not all of our important decisions can be made in this enviable, math-based way. Sometimes we have little or no historical data to guide us and proactive experimentation is impossible, impractical, or tantamount to a decision to proceed. Though data, analysis, and math play a role, the prime ingredient in these decisions is judgment.1

As our shareholders know, we have made a decision to continuously and significantly lower prices for customers year after year as our efficiency and scale make it possible. This is an example of a very important decision that cannot be made in a math-based way. In fact, when we lower prices, we go against the math that we can do, which always says that the smart move is to raise prices. We have significant data related to price elasticity. With fair accuracy, we can predict that a price reduction of a certain percentage will result in an increase in units sold of a certain percentage. With rare exceptions, the volume increase in the short term is never enough to pay for the price decrease. However, our quantitative understanding of elasticity is short-term. We can estimate what a price reduction will do this week and this quarter. But we cannot numerically estimate the effect that consistently lowering prices will have on our business over five years or ten years or more. Our judgment is that relentlessly returning efficiency improvements and scale economies to customers in the form of lower prices

[1]	“The Structure of ‘Unstructured’ Decision Processes” is a fascinating 1976 paper by Henry Mintzberg, Duru Raisinghani, and Andre Theoret. They look at how institutions make strategic, “unstructured” decisions as opposed to more quantifiable “operating” decisions. Among other gems you will find in the paper is this: “Excessive attention by management scientists to operating decisions may well cause organizations to pursue inappropriate courses of action more efficiently.” They are not debating the importance of rigorous and quantitative analysis, but only noting that it gets a lopsided amount of study and attention, probably because of the very fact that it is more quantifiable. The whole paper is available at www.amazon.com/ir/mintzberg.

creates a virtuous cycle that leads over the long term to a much larger dollar amount of free cash flow, and thereby to a much more valuable Amazon.com. We’ve made similar judgments around Free Super Saver Shipping and Amazon Prime, both of which are expensive in the short term and—we believe—important and valuable in the long term.

As another example, in 2000 we invited third parties to compete directly against us on our “prime retail real estate”—our product detail pages. Launching a single detail page for both Amazon retail and third-party items seemed risky. Well-meaning people internally and externally worried it would cannibalize Amazon’s retail business, and—as is often the case with consumer-focused innovations—there was no way to prove in advance that it would work. Our buyers pointed out that inviting third parties onto Amazon.com would make inventory forecasting more difficult and that we could get “stuck” with excess inventory if we “lost the detail page” to one of our third-party sellers. However, our judgment was simple. If a third party could offer a better price or better availability on a particular item, then we wanted our customer to get easy access to that offer. Over time, third-party sales have become a successful and significant part of our business. Third-party units have grown from 6% of total units sold in 2000 to 28% in 2005, even as retail revenues have grown three-fold.

Math-based decisions command wide agreement, whereas judgment-based decisions are rightly debated and often controversial, at least until put into practice and demonstrated. Any institution unwilling to endure controversy must limit itself to decisions of the first type. In our view, doing so would not only limit controversy —it would also significantly limit innovation and long-term value creation.

The foundation of our decision-making philosophy was laid out in our 1997 letter to shareholders, a copy of which is attached:

•	We will continue to focus relentlessly on our customers.

•	We will continue to make investment decisions in light of long-term market leadership considerations rather than short-term profitability considerations or short-term Wall Street reactions.

•	We will continue to measure our programs and the effectiveness of our investments analytically, to jettison those that do not provide acceptable returns, and to step up our investment in those that work best. We will continue to learn from both our successes and our failures.

•	We will make bold rather than timid investment decisions where we see a sufficient probability of gaining market leadership advantages. Some of these investments will pay off, others will not, and we will have learned another valuable lesson in either case.

You can count on us to combine a strong quantitative and analytical culture with a willingness to make bold decisions. As we do so, we’ll start with the customer and work backwards. In our judgment, that is the best way to create shareholder value.

Jeffrey P. Bezos

Founder and Chief Executive Officer

1997 LETTER TO SHAREHOLDERS

(Reprinted from the 1997 Annual Report)

To our shareholders:

Amazon.com passed many milestones in 1997: by year-end, we had served more than 1.5 million customers, yielding 838% revenue growth to $147.8 million, and extended our market leadership despite aggressive competitive entry.

But this is Day 1 for the Internet and, if we execute well, for Amazon.com. Today, online commerce saves customers money and precious time. Tomorrow, through personalization, online commerce will accelerate the very process of discovery. Amazon.com uses the Internet to create real value for its customers and, by doing so, hopes to create an enduring franchise, even in established and large markets.

We have a window of opportunity as larger players marshal the resources to pursue the online opportunity and as customers, new to purchasing online, are receptive to forming new relationships. The competitive landscape has continued to evolve at a fast pace. Many large players have moved online with credible offerings and have devoted substantial energy and resources to building awareness, traffic, and sales. Our goal is to move quickly to solidify and extend our current position while we begin to pursue the online commerce opportunities in other areas. We see substantial opportunity in the large markets we are targeting. This strategy is not without risk: it requires serious investment and crisp execution against established franchise leaders.

It’s All About the Long Term

We believe that a fundamental measure of our success will be the shareholder value we create over the long term. This value will be a direct result of our ability to extend and solidify our current market leadership position. The stronger our market leadership, the more powerful our economic model. Market leadership can translate directly to higher revenue, higher profitability, greater capital velocity, and correspondingly stronger returns on invested capital.

Our decisions have consistently reflected this focus. We first measure ourselves in terms of the metrics most indicative of our market leadership: customer and revenue growth, the degree to which our customers continue to purchase from us on a repeat basis, and the strength of our brand. We have invested and will continue to invest aggressively to expand and leverage our customer base, brand, and infrastructure as we move to establish an enduring franchise.

Because of our emphasis on the long term, we may make decisions and weigh tradeoffs differently than some companies. Accordingly, we want to share with you our fundamental management and decision-making approach so that you, our shareholders, may confirm that it is consistent with your investment philosophy:

•	We will continue to focus relentlessly on our customers.

•	We will continue to make investment decisions in light of long-term market leadership considerations rather than short-term profitability considerations or short-term Wall Street reactions.

•	We will continue to measure our programs and the effectiveness of our investments analytically, to jettison those that do not provide acceptable returns, and to step up our investment in those that work best. We will continue to learn from both our successes and our failures.

•	We will make bold rather than timid investment decisions where we see a sufficient probability of gaining market leadership advantages. Some of these investments will pay off, others will not, and we will have learned another valuable lesson in either case.

•	When forced to choose between optimizing the appearance of our GAAP accounting and maximizing the present value of future cash flows, we’ll take the cash flows.

•	We will share our strategic thought processes with you when we make bold choices (to the extent competitive pressures allow), so that you may evaluate for yourselves whether we are making rational long-term leadership investments.

•	We will work hard to spend wisely and maintain our lean culture. We understand the importance of continually reinforcing a cost-conscious culture, particularly in a business incurring net losses.

•	We will balance our focus on growth with emphasis on long-term profitability and capital management. At this stage, we choose to prioritize growth because we believe that scale is central to achieving the potential of our business model.

•	We will continue to focus on hiring and retaining versatile and talented employees, and continue to weight their compensation to stock options rather than cash. We know our success will be largely affected by our ability to attract and retain a motivated employee base, each of whom must think like, and therefore must actually be, an owner.

We aren’t so bold as to claim that the above is the “right” investment philosophy, but it’s ours, and we would be remiss if we weren’t clear in the approach we have taken and will continue to take.

With this foundation, we would like to turn to a review of our business focus, our progress in 1997, and our outlook for the future.

Obsess Over Customers

From the beginning, our focus has been on offering our customers compelling value. We realized that the Web was, and still is, the World Wide Wait. Therefore, we set out to offer customers something they simply could not get any other way, and began serving them with books. We brought them much more selection than was possible in a physical store (our store would now occupy 6 football fields), and presented it in a useful, easy-to-search, and easy-to-browse format in a store open 365 days a year, 24 hours a day. We maintained a dogged focus on improving the shopping experience, and in 1997 substantially enhanced our store. We now offer customers gift certificates, 1-ClickSM shopping, and vastly more reviews, content, browsing options, and recommendation features. We dramatically lowered prices, further increasing customer value. Word of mouth remains the most powerful customer acquisition tool we have, and we are grateful for the trust our customers have placed in us. Repeat purchases and word of mouth have combined to make Amazon.com the market leader in online bookselling.

By many measures, Amazon.com came a long way in 1997:

•	Sales grew from $15.7 million in 1996 to $147.8 million – an 838% increase.

•	Cumulative customer accounts grew from 180,000 to 1,510,000 – a 738% increase.

•	The percentage of orders from repeat customers grew from over 46% in the fourth quarter of 1996 to over 58% in the same period in 1997.

•	In terms of audience reach, per Media Metrix, our Web site went from a rank of 90th to within the top 20.

•	We established long-term relationships with many important strategic partners, including America Online, Yahoo!, Excite, Netscape, GeoCities, AltaVista, @Home, and Prodigy.

Infrastructure

During 1997, we worked hard to expand our business infrastructure to support these greatly increased traffic, sales, and service levels:

•	Amazon.com’s employee base grew from 158 to 614, and we significantly strengthened our management team.

•	Distribution center capacity grew from 50,000 to 285,000 square feet, including a 70% expansion of our Seattle facilities and the launch of our second distribution center in Delaware in November.

•	Inventories rose to over 200,000 titles at year-end, enabling us to improve availability for our customers.

•	Our cash and investment balances at year-end were $125 million, thanks to our initial public offering in May 1997 and our $75 million loan, affording us substantial strategic flexibility.

Our Employees

The past year’s success is the product of a talented, smart, hard-working group, and I take great pride in being a part of this team. Setting the bar high in our approach to hiring has been, and will continue to be, the single most important element of Amazon.com’s success.

It’s not easy to work here (when I interview people I tell them, “You can work long, hard, or smart, but at Amazon.com you can’t choose two out of three”), but we are working to build something important, something that matters to our customers, something that we can all tell our grandchildren about. Such things aren’t meant to be easy. We are incredibly fortunate to have this group of dedicated employees whose sacrifices and passion build Amazon.com.

Goals for 1998

We are still in the early stages of learning how to bring new value to our customers through Internet commerce and merchandising. Our goal remains to continue to solidify and extend our brand and customer base. This requires sustained investment in systems and infrastructure to support outstanding customer convenience, selection, and service while we grow. We are planning to add music to our product offering, and over time we believe that other products may be prudent investments. We also believe there are significant opportunities to better serve our customers overseas, such as reducing delivery times and better tailoring the customer experience. To be certain, a big part of the challenge for us will lie not in finding new ways to expand our business, but in prioritizing our investments.

We now know vastly more about online commerce than when Amazon.com was founded, but we still have so much to learn. Though we are optimistic, we must remain vigilant and maintain a sense of urgency. The challenges and hurdles we will face to make our long-term vision for Amazon.com a reality are several: aggressive, capable, well-funded competition; considerable growth challenges and execution risk; the risks of product and geographic expansion; and the need for large continuing investments to meet an expanding market opportunity. However, as we’ve long said, online bookselling, and online commerce in general, should prove to be a very large market, and it’s likely that a number of companies will see significant benefit. We feel good about what we’ve done, and even more excited about what we want to do.

1997 was indeed an incredible year. We at Amazon.com are grateful to our customers for their business and trust, to each other for our hard work, and to our shareholders for their support and encouragement.

Jeffrey P. Bezos

Founder and Chief Executive Officer

Amazon.com, Inc.